SECOND AMENDMENT TO CONSULTANCY AGREEMENT

THIS SECOND AMENDMENT TO CONSULTANCY AGREEMENT is made as of this 31st day of October, 2005, by and between Advaxis, Inc, a Colorado corporation, having a principal place of business at 212 Carnegie Center, Princeton, NJ (“Company”), and LVEP Management, LLC with a place of business at 111 River Street, 10th floor, Hoboken, NJ 07030 (“Consultant”).

WHEREAS, Consultant and Company have entered into a Consultancy Agreement for the performance by Consultant of certain consulting services on or about January 19 2005 (the “Agreement”); and

WHEREAS, the Agreement has been amended on March 29, 2005; and

WHEREAS, Consultant and Company wish to amend Schedule B and certain terms of the Agreement;

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions hereinafter set forth, and intending to be legally bound, Company and Consultant agree as follows:

1.
Compensation: Company shall pay Consultant or its assignee or designee the compensation per the attached Amended Schedule B effective as of the Effective Date. The “Effective Date” shall be defined as the earlier of (a) January 1, 2006 or (b) the date in which Todd Derbin shall resign his position as CEO.

2.
Title and reporting: Roni Appel (“Appel”) shall be named President and Chief Executive Officer of the Company, shall manage all company activities and report directly to the board of directors of the Company. It is understood that the Company shall not actively search for a replacing Chief Executive Officer and in any event shall not hire such replacing Chief Executive Officer or absent termination for Cause or termination under Paragraph 4 (b) (below) change the title, reporting relationship or responsibilities of Appel prior to June 30, 2006. After June 30, 2006, Company may hire a Chief Executive Officer and change Appel’s title and responsibilities to a Chief Financial Officer, provided that in such an event (a) Consultant’s assignee’s or designee’s compensation and termination benefits shall return to the level in place as of this date; (b) 25% of the unvested options of Consultant shall immediately become fully vested and exercisable; and (c) in the event that this Agreement is terminated or not renewed for any reason other than for Cause, Consultant’s options shall be exercisable for 9 months post the termination date. Only termination for the following shall constitute Termination for “Cause” for purpose of this section 2: (a) Conviction of, or plea of no contest by, Appel in a court of competent jurisdiction of any criminal offense involving dishonesty or breach of trust or any felony or crime of moral turpitude; (b) Willful refusal by Consultant to perform the duties reasonably assigned to Consultant by the board of directors (which duties are consistent with your position with the Company), which failure or breach continues for more than 20 days after written notice given to Consultant pursuant to a vote of at least a majority of all of the members of the board of directors, such vote to set forth in reasonable detail the nature of such refusal; (c) Diverting any business opportunity of the Company or its affiliates for Consultant’s own personal gain; or, (d) Materially breaching any provision of this Agreement, which breach is not cured within thirty (30) days after receiving written notice from the board of directors specifying the nature of such breach

3.
Disability. In the event of the Permanent Disability (as defined below) of Consultant, this Agreement may be terminated by the Company. In such event, the Company shall pay Consultant (i) Consultant’s earned but unpaid compensation, pro rata earned bonus and accrued but unused vacation through the date of termination, (ii) the amount of any unreimbursed expenses, and (iii) for a period of six (6) months from the date of such termination, Consultant’s compensation as in effect at the time of such termination; provided, that such amounts shall be offset by any amounts otherwise paid to Consultant under the then-existing disability benefit plans of the Consultant. In addition, Consultant shall be entitled to be reimbursed for benefits that have already vested or which otherwise are to be provided pursuant to the terms of employee benefits plans maintained by the Consultant for its employees (including without limitation the payments prescribed for Consultant’s employees under any disability benefit plans which may be in effect for executives of the Consultant and in which Consultant participated). Consultant shall also be entitled to be reimbursed by Company for group hospitalization and health insurance, if and to the extent the Company maintains policies generally, for the periods specified in the Comprehensive Omnibus Budget Reconciliation Act (“COBRA”) upon payment by Consultant of the required amounts under COBRA. Except as set forth above or as otherwise required by law, no other payments shall be made, or benefits provided, by the Company under this Agreement in the event the Company terminates this Agreement due to Consultant’s employee’s Permanent Disability. The term “Permanent Disability” shall mean the inability of Consultant to perform Consultant’s essential duties and other services which Consultant is retained to perform, even with reasonable accommodation, for a total of three (3) calendar months during any twelve (12) consecutive calendar months due to illness or injury of a physical or mental nature, supported by the completion by Consultant’s assignee’s or designee’s attending physician of a medical certification form outlining the disability and treatment. The Company and Consultant will cooperate with each other and comply with all reasonable requests to determine whether a disability exists and, if so, whether there is a reasonable accommodation that does not produce undue hardship to the Company’s business. It is the parties' intent to comply with the Americans with Disabilities Act and the New Jersey Law Against Discrimination with respect to any disability or handicap.

4.	Term and Termination:

a.
Term. The initial term of this Agreement shall begin on the Effective Date and shall end on December 31, 2007 (“Term”). Thereafter, the Term shall be automatically extended by 12-month periods unless Company notifies Consultant no later than 60 days prior to the end of the Initial Term or any extension thereof of its intent not to extend the Agreement.

b.
Termination. Consultant may terminate this Agreement for any reason during the term hereof upon forty five (45) days prior written notice to the Company. Company may terminate the Agreement upon sixty (60) days prior written notice to the Consultant provided that upon such early termination Company shall continue to pay Consultant the full consulting fee, option vesting, benefits and expenses for the greater of 12 months following the termination date or until the end of the Term (as extended), which shall be subject to mitigation if Consultant shall have other sources of revenue.

5.	All other terms and conditions remain unchanged.

IN WITNESS HEREOF, the parties have read and agree to be bound by the above terms and conditions and have entered into this Agreement effective as of the date set forth above.

Company	Consultant
/s/ Scott Flamm	/s/ Roni Appel

Scott Flamm Member of the compensation committee	By: Roni Appel Name: Manager

/s/ Thomas McKearn

Thomas McKearn Member of the compensation committee

Amended Schedule B

COMPENSATION AND PAYMENT SCHEDULE.

i.	Cash: during the Term of the Agreement, and starting as of the Effective Date, Company shall pay Consultant $250,000 per annum, paid at the rate of $20,833.33 monthly.

ii.
Bonus: Consultant shall receive a maximum potential bonus at each year-end equal to 40% of the base compensation based on certain milestones determined by Consultant and the board of directors. At Consultant’s choice 100% of the bonus, and at Company choice 50% of the bonus may be paid in common shares at the average price of the 30 days preceding December 31 or the applicable year. It is agreed that the bonus for year 2005 shall be determined by the board in good faith based on Company progress and Consultant’s performance with a maximum potential discretionary bonus of up to $75,000.

iii.
Benefits: Company shall reimburse Consultant for the same level and type of benefits which it provides to its most senior executives, including family healthcare coverage, paid vacation, 401K plan and any other benefit per the company’s practice.

iv.	Expenses: Company shall reimburse all approved expenses incurred by Consultant in connection with the Services provided herein.

v.
Options:  Company shall grant Consultant a new incentive stock option grant (“New Grant”) which, together with Consultants existing options shall be equal to 5% (five percent) of the total issued and outstanding common shares and options of the Company, as of December 31, 2005. The exercise price of these options shall be the lower of (a) $0.287 per share, or (b) the average market price in the month of December 2005. The New Grant shall be subject to the terms and condition of the Company’s 2005 option plan (“Plan”). The options shall vest monthly over four years with a starting vesting date of April 1, 2005. There shall be full vesting acceleration of all the options held by Consultant in the event of a change of control of the Company. Consultant may assign or designate all of its options to its employees involved with performing the service under this agreement.

vi.	Vacation: Consultant may provide to its employees 21 annual vacation days not including paid company holidays.

vii.	Time commitment: Consultant shall not exceed more than 5% (five percent) of normal working hours on any outside project during any given work week without the approval of the board.

Company	Consultant
/s/ Scott Flamm	/s/ Roni Appel

Scott Flamm Member of the compensation committee	By: Roni Appel Name: Manager

/s/ Thomas McKearn

Thomas McKearn Member of the compensation committee

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